Exhibit (c)(ii)

FIRST AMENDMENT TO PRINCIPAL UNDERWRITING AGREEMENT

This FIRST AMENDMENT to the PRINCIPAL UNDERWRITING AGREEMENT dated October 1, 2002 (the “Agreement”), is made effective as of the 25th day of September, 2019, by and between THRIVENT FINANCIAL FOR LUTHERANS, a fraternal benefit society organized under the laws of the State of Wisconsin (“Thrivent Financial”), on its own behalf and on behalf of THRIVENT FINANCIAL’S separate accounts referred to in Schedule A (the “Separate Accounts”), and THRIVENT INVESTMENT MANAGEMENT INC., a Delaware corporation (“Thrivent Investment Mgt.” or “Principal Underwriter”).

WITNESSETH:

WHEREAS, Thrivent Financial and Thrivent Investment Mgt. have entered into the Agreement providing that Thrivent Investment Mgt. will act as principal underwriter for the sale of variable annuity contracts and variable life insurance policies (the “Contracts”) through the Separate Accounts; and

WHEREAS, Thrivent Financial and Thrivent Investment Mgt. wish to allow for the sale of the Contracts to the public through third party broker-dealers that are registered under the Securities Exchange Act of 1934 (“1934 Act”) and are members of FINRA (“Selling Broker Dealers”) and third party licensed insurance agencies (if any) (“Agencies”) (Selling Broker Dealers and/or Agencies together are referred to as “Selling Firms”); and

WHEREAS, the parties wish to include other general provisions in the Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree to amend the Agreement as follows:

1.	All references to the “National Association of Securities Dealers, Inc.” and “NASD” shall be replaced by “Financial Industry Regulatory Authority” and “FINRA,” respectively.
2.	Schedule A to the Agreement shall be deleted in its entirety and the attached Schedule A, shall be substituted in lieu thereof.
3.	Selling Agreements

A.

i.

Thrivent investment Mgt. is hereby authorized to make the Contracts available to Selling Firms and their registered representatives for sale to the public. As such, Thrivent Investment Mgt. is authorized to enter into selling and supervision agreements, on such terms and conditions as Thrivent Investment Mgt. determines are not inconsistent with this Agreement (“Selling Agreement(s)”) with Selling Firms authorizing them to sell the Contracts to members and potential members appropriately suited to buy such Contracts as specified in the applicable Prospectus.

ii.	Each Selling Firm must be registered as a broker dealer under the 1934 Act, be a member in good standing of FINRA, and be acceptable to Thrivent Financial.
iii.

Thrivent Financial may refuse to appoint any Selling Firm, affiliated or networked insurance agency of Selling Firm and any affiliated person of any of the foregoing entities as its agent under the insurance laws of the jurisdiction in which the Contracts may be offered and may terminate such appointment as provided for in the Selling Agreement.

B.	Obligations of Thrivent Financial in connection with Selling Agreements

i.

Agent licensing and appointment. Selling Firm (or an insurance agency with whom Selling Firm has an appropriate services agreement) and its registered representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable securities laws of each state or other jurisdiction in which Thrivent Financial is authorized to offer the Contracts. Thrivent Financial shall ensure that such Selling Firm registered representatives are appropriately licensed and shall undertake to appoint such registered representatives as life insurance or annuity agents of Thrivent Financial. Selling Firm shall be solely responsible for supervising its registered representatives; Thrivent Investment Mgt. shall have no responsibility with respect to supervision of Selling Firms’ registered representatives.

ii.

Applications. Completed applications for Contracts taken by Selling Firms shall be transmitted directly to Thrivent Financial for acceptance or rejection in accordance with underwriting rules established by Thrivent Financial.

iii.

Premium payments. Initial premium payments under the Contracts shall be made by check, electronic transfer or wire payable to Thrivent Financial and if received by Thrivent Investment Mgt. shall at all times be held by Thrivent Investment Mgt. in a fiduciary capacity and remitted promptly to Thrivent Financial.

iv.

Control and discretion. Anything in this Agreement to the contrary notwithstanding, Thrivent Financial retains the ultimate right to control the issuance of the Contracts and to appoint and discharge life insurance agents of Thrivent Financial.

v.

Confirmation requirements. Unless otherwise specified in a Selling Agreement, Thrivent Financial, or its appointed designee, as agent for Selling Firm, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of purchase payments and such other transactions in connection with the Contracts as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information.

C.	Obligations of Thrivent Investment Mgt.
i.

Suitability. Thrivent Financial wishes to ensure that Contracts will be issued to purchasers for whom the Contract will be suitable. Thrivent Investment Mgt. shall take reasonable steps to ensure that Selling Firms shall have appropriate procedures to ensure that no recommendations are made by its registered representatives to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such applicant concerning the applicants’ insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contracts. Thrivent Investment Mgt. will comply with all applicable federal and state laws and regulations regarding suitability and best interest standards.

ii.

Conformity with disclosure documents and sales materials. In performing its duties as Principal Underwriter, Thrivent Investment Mgt. shall act in conformity with the disclosure documents, the instructions and directions of Thrivent Financial, the requirements of the 1933 Act, the 1940 Act, the 1934 Act and all other applicable federal and state laws and regulations. All written materials that are provided to Thrivent Financial members or prospective members in connection with the sale of the Contracts are required to meet specific standards established by securities and insurance regulatory authorities. Thrivent Investment Mgt. shall not give information or make representations in connection with distribution of the Contracts that are not contained in disclosure documents or in sales and promotional literature approved by Thrivent Financial, and shall take reasonable steps to ensure that Selling Firms do not use unapproved materials. Both parties shall cooperate to ensure compliance with all regulatory standards. Thrivent Investment Mgt. shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

D.	Compensation

For sale of Contracts through Selling Firms contracted pursuant to this First Amendment, Thrivent Financial shall serve as paying agent for amounts due to Selling Firms for sales commissions, if any, and shall be responsible to pay such amounts to the persons entitled thereto as set forth in the applicable written agreements with such broker-dealers, subject to all applicable state insurance laws and regulations and all applicable federal and/or state securities laws and FINRA rules. Thrivent Investment Mgt. shall reflect such amounts on its books and records (as created and maintained by Thrivent Financial) as required by Section 3.E hereto. Thrivent Financial agrees to pay commissions directly to Selling Firm on behalf of and as a convenience to Thrivent Investment Mgt. and recognizes that this agreement to pay is purely ministerial in nature and not discretionary.

E.	Records

Each party shall maintain its own books, accounts and records in such a way to disclose clearly and accurately the nature and details of the transactions between them, including such accounting information as is necessary to support the charges under this Agreement, and such additional information as either of the parties may reasonably request for purposes of its internal bookkeeping and accounting operations. Thrivent Financial may maintain certain records as a convenience to

Thrivent Investment Mgt. All records maintained by Thrivent Investment Mgt. or in connection with this Agreements shall be the property of Thrivent Financial and shall be returned to Thrivent Financial upon termination of this Agreement, free from any claims or retention of rights by Thrivent Investment Mgt.

4.

General Provisions. Applicable provisions of the Agreement shall apply equally to sales through Selling Firms, including but not limited to sections 3, 4, 8, 9, 10, 11, 12 13. In addition, the following general provisions shall apply to all obligations and sales under the Agreement and this First Amendment:

A.

Confidentiality. The parties agree that during the term of this Agreement they may exchange information which the party providing such information deems confidential. Therefore, the parties agree that the recipient of Confidential Information (as defined below) shall not, at any time, duplicate or disclose such information to any other person, firm, corporation or entity or use it for its own benefit except to faithfully perform its obligations under this Agreement and shall use the same degree of care to avoid disclosure, duplication or use of such Confidential Information as the recipient of the Confidential Information employs with respect to its own confidential information of like importance.

The obligation of confidentiality with respect to Confidential Information will not apply to any information disclosed by the recipient of Confidential Information (a) if and to the extent that disclosure by such recipient is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation, (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by such recipient), (c) if the information is or was received from a third party not known by such recipient to be under a confidentiality obligation with regard to such information or (d) if the information was in the possession of such recipient other than by reason of the services performed pursuant to this Agreement.

The term “CONFIDENTIAL INFORMATION” shall include any trade secret, member, potential member, customer or other information that is for the time being confidential to the provider of the information and is not in the public domain.

Except as provided herein, no rights to the Confidential Information are transferred to the recipient of the Confidential Information. All Confidential Information and any copies shall, at the option and written request of the provider of the Confidential Information, either be promptly returned to the provider of the Confidential Information or be destroyed.

B.

Safeguarding member / customer information. Thrivent Investment Mgt. shall implement and maintain appropriate safeguards to ensure the security and protect against unauthorized access to or use of Confidential Information. Thrivent Investment Mgt. shall implement and comply with all reasonable administrative, physical, and technical safeguards as required by applicable state and federal laws and regulations that protect the confidentiality, integrity, and availability of Confidential Information that it creates, receives, maintains or transmits on behalf of Thrivent. Thrivent Investment Mgt. shall ensure by agreement and practice that any employee, agent, subcontractor, consultant or any others who are permitted to access Confidential Information agrees to implement reasonable and appropriate safeguards to protect it. At the request of Thrivent Financial, Thrivent Investment

Mgt. will provide to Thrivent documentation describing the safeguards Thrivent Investment Mgt. has implemented and will allow Thrivent to inspect these safeguards and/or receive an audit report of these safeguards from Thrivent Investment Mgt. If Thrivent Investment Mgt. is required by law to disclose any Confidential Information, Thrivent Investment Mgt. shall notify Thrivent Financial immediately and shall cooperate in seeking a reasonable protective order.

C.

Anti-Money Laundering (“AML”). Each party covenants and agrees that it will facilitate and comply with all AML requests, rules, regulations policies, practices, procedures, standards, instructions, and training requirements in connection with the sale of any Contract. The AML requests, rules, regulations, policies, practices, procedures, standards, instructions, and training requirements may relate to multiple jurisdictional requirements, even though no activity under this Agreement will be conducted within such jurisdiction. Thrivent Investment Mgt. will provide Thrivent Financial, upon request, access to information and records relating to its AML program and the right to inspect its AML program upon reasonable notice. Thrivent Investment Mgt. agrees that if it detects suspicious activity with respect to its marketing or sale of the Contracts through Selling Firms it will provide such information to Thrivent Financial in accordance with applicable law.

D.	Thrivent Financial will maintain oversight for functions provided by Thrivent Investment Mgt. and will monitor services annually for quality assurance.
E.

Neither party shall advance any funds to the other except to pay for services under this Agreement. All payments under this Agreement shall be made and documented in compliance with requirements of standard business practice and Generally Accepted Accounting Principles or Statutory Accounting Principles.

F.

All funds and invested assets of Thrivent Financial are the exclusive property of Thrivent Financial, held for the benefit of Thrivent Financial and are subject to the control of the Thrivent Financial.

G.

Indemnification. Each party shall indemnify the other party for and shall hold such indemnified party harmless from and against all losses, claims, damages, liabilities, and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement in connection with the indemnifying party’s performance under this Agreement, unless such loss, claim, damage, liability, or expense results from the negligence, willful misconduct, or fraud of the indemnified party or its officers, directors, employees, agents, or affiliates.

H.

Termination for cause. This Agreement may be terminated for cause, upon written notice, in the event that either party materially breaches the agreement and has not substantially cured such breach within thirty (30) days following notice of breach; or fails to maintain any license or registration required to perform its obligations under this Agreement.

I.	Delinquency proceedings. If Thrivent Financial is placed into delinquency proceedings or seized by its domiciliary regulator (a “Commissioner”) pursuant to applicable insurance law:
i.	All of the rights of Thrivent Financial under this Agreement extend to the receiver or Commissioner.
ii.	All books and records of Thrivent Financial will immediately be made available to the receiver or Commissioner, and shall be turned over to the receiver or Commissioner immediately upon request.
iii.	Thrivent Investment Mgt. shall have no automatic right to terminate this Agreement.
iv.

Thrivent Investment Mgt. shall continue to maintain any systems, programs or other infrastructure and will make them available to the receiver or Commissioner for so long as Thrivent Investment Mgt. continues to receive timely payments from Thrivent Financial for services.

5.	Except as modified and amended hereby, the Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

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THRIVENT INVESTMENT MANAGEMENT INC.

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SCHEDULE A

THRIVENT FINANCIAL SEPARATE ACCOUNTS

THRIVENT VARIABLE ANNUITY ACCOUNT I

THRIVENT VARIABLE ANNUITY ACCOUNT II

THRIVENT VARIABLE ANNUITY ACCOUNT A

THRIVENT VARIABLE ANNUITY ACCOUNT B

THRIVENT VARIABLE ANNUITY ACCOUNT C

THRIVENT VARIABLE LIFE ACCOUNT I

THRIVENT VARIABLE INSURANCE ACCOUNT A

THRIVENT VARIABLE INSURANCE ACCOUNT B

THRIVENT VARIABLE INSURANCE ACCOUNT C